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                                                             Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         GT INTERACTIVE SOFTWARE CORP.,

                             SWAN ACQUISITION CORP.

                                       and

                                MICROPROSE, INC.




                           Dated as of October 5, 1997


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   THE MERGER

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SECTION 1.1.  The Merger...........................................................  2
SECTION 1.2.  Effective Time.......................................................  2
SECTION 1.3.  Effect of the Merger.................................................  2
SECTION 1.4.  Certificate of Incorporation; By-Laws................................  3
SECTION 1.5.  Directors and Officers...............................................  3
SECTION 1.6.  Effect on Capital Stock..............................................  3
SECTION 1.7.  Exchange of Certificates.............................................  6
SECTION 1.8.  No Further Ownership Rights in Shares................................  8
SECTION 1.9.  Lost, Stolen or Destroyed Certificates...............................  8
SECTION 1.10. Tax and Accounting Consequences......................................  8
SECTION 1.11. Taking of Necessary Action; Further Action...........................  9
SECTION 1.12. Material Adverse Effect..............................................  9

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1.  Organization and Qualification; Subsidiaries........................  10
SECTION 2.2.  Certificate of Incorporation and By-Laws............................. 10
SECTION 2.3.  Capitalization....................................................... 10
SECTION 2.4.  Authority Relative to this Agreement................................. 12
SECTION 2.5.  No Conflict; Required Filings and Consents........................... 12
SECTION 2.6.  Compliance; Permits.................................................. 13
SECTION 2.7.  SEC Filings; Financial Statements.................................... 14
SECTION 2.8.  Absence of Certain Changes or Events................................. 15
SECTION 2.9.  No Undisclosed Liabilities........................................... 15
SECTION 2.10. Absence of Litigation................................................ 15
SECTION 2.11. Employee Benefit Plans; Employment Agreements........................ 15
SECTION 2.12. Labor Matters........................................................ 19
SECTION 2.13. Registration Statement; Joint Proxy Statement/Prospectus............. 19
SECTION 2.14. Restrictions on Business Activities.................................. 20
SECTION 2.15. Title to Property.................................................... 20
SECTION 2.16. Taxes................................................................ 20
SECTION 2.17. Environmental Matters................................................ 22
SECTION 2.18. Brokers.............................................................. 23
SECTION 2.19. Intellectual Property................................................ 23
SECTION 2.20. Interested Party Transactions........................................ 25
SECTION 2.21. Insurance............................................................ 25

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SECTION 2.22. Product Liability and Recalls........................................ 26
SECTION 2.23. Opinion of Financial Advisor......................................... 26
SECTION 2.24. Pooling Matters...................................................... 26
SECTION 2.25. Section 203 of the DGCL Not Applicable............................... 26
SECTION 2.26. Section 2115 of the CCL Not Applicable............................... 26

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF GT AND MERGER SUB

SECTION 3.1.  Organization and Qualification; Subsidiaries......................... 27
SECTION 3.2.  Certificate of Incorporation and By-Laws............................. 27
SECTION 3.3.  Capitalization....................................................... 27
SECTION 3.4.  Authority Relative to this Agreement................................. 28
SECTION 3.5.  No Conflict; Required Filings and Consents........................... 28
SECTION 3.6.  Compliance; Permits.................................................. 30
SECTION 3.7.  SEC Filings; Financial Statements.................................... 30
SECTION 3.8.  Absence of Certain Changes or Events................................. 31
SECTION 3.9.  No Undisclosed Liabilities........................................... 31
SECTION 3.10. Absence of Litigation................................................ 31
SECTION 3.11. Employee Benefit Plans; Employment Agreements........................ 31
SECTION 3.12. Labor Matters........................................................ 33
SECTION 3.13. Registration Statement; Joint Proxy Statement/Prospectus............. 33
SECTION 3.14. Restrictions on Business Activities.................................. 34
SECTION 3.15. Title to Property.................................................... 34
SECTION 3.16. Taxes................................................................ 34
SECTION 3.17. Environmental Matters................................................ 36
SECTION 3.18. Brokers.............................................................. 36
SECTION 3.19. Intellectual Property................................................ 37
SECTION 3.20. Interested Party Transactions........................................ 37
SECTION 3.21. Insurance............................................................ 38
SECTION 3.22. Product Liability and Recalls........................................ 38
SECTION 3.23. Ownership of Merger Sub; No Prior Activities......................... 38

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1.  Conduct of Business by the Company Pending the Merger................ 39
SECTION 4.2.  No Solicitation...................................................... 42
SECTION 4.3.  Conduct of Business by GT Pending the Merger......................... 45

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                                   ARTICLE V

                             ADDITIONAL AGREEMENTS
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SECTION 5.1.  Joint Proxy Statement/Prospectus; Registration Statement............. 46
SECTION 5.2.  Company Shareholders' Meeting........................................ 46
SECTION 5.3.  GT Shareholders' Meeting............................................. 47
SECTION 5.4.  Access to Information; Confidentiality............................... 47
SECTION 5.5.  Consents; Approvals.................................................. 47
SECTION 5.6.  Agreements with Respect to Affiliates................................ 47
SECTION 5.7.  Indemnification and Insurance........................................ 48
SECTION 5.8.  Notification of Certain Matters...................................... 50
SECTION 5.9.  Further Action/Tax Treatment; Tax Returns............................ 50
SECTION 5.10. Public Announcements................................................. 51
SECTION 5.11. Listing of GT Shares................................................. 51
SECTION 5.12. Conveyance Taxes..................................................... 51
SECTION 5.13. Accountant's Letters................................................. 51
SECTION 5.14. Pooling Accounting Treatment......................................... 51
SECTION 5.15. Rights Agreement..................................................... 52
SECTION 5.16. Election to GT Board. ............................................... 52
SECTION 5.17. Stock Option Repurchase Rights....................................... 52
SECTION 5.18. Regulatory Filings; Reasonable Efforts............................... 52

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

SECTION 6.1.  Conditions to Obligation of Each Party to Effect the Merger.......... 53
SECTION 6.2.  Additional Conditions to Obligations of GT and Merger Sub............ 54
SECTION 6.3.  Additional Conditions to Obligation of the Company................... 55

                                  ARTICLE VII

                                  TERMINATION

SECTION 7.1.  Termination.......................................................... 56
SECTION 7.2   Effect of Termination................................................ 59
SECTION 7.3   Fees and Expenses.................................................... 59

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                                 ARTICLE VIII

                              GENERAL PROVISIONS

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SECTION 8.1.  Effectiveness of Representations, Warranties and
                    Agreements; Knowledge, Etc..................................... 61
SECTION 8.2.  Notices.............................................................. 61
SECTION 8.3.  Certain Definitions.................................................. 62
SECTION 8.4.  Amendment............................................................ 63
SECTION 8.5.  Waiver............................................................... 63
SECTION 8.6.  Headings............................................................. 63
SECTION 8.7.  Severability......................................................... 64
SECTION 8.8.  Entire Agreement..................................................... 64
SECTION 8.9.  Assignment; Merger Sub............................................... 64
SECTION 8.10. Parties in Interest.................................................. 64
SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative................ 64
SECTION 8.12. Governing Law; Jurisdiction.......................................... 65
SECTION 8.13. Counterparts......................................................... 65
SECTION 8.14. WAIVER OF JURY TRIAL................................................. 65

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                          AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER, dated as of October 5, 1997 (this "Agreement"), among GT INTERACTIVE SOFTWARE CORP., a Delaware corporation ("GT"), SWAN ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidiary of GT ("Merger Sub"), and MICROPROSE, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

               WHEREAS, the Boards of Directors of GT, Merger Sub and the Company have each determined that a business combination between GT and the Company is advisable and in the best interests of their respective shareholders and presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits, and accordingly have agreed to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

               WHEREAS, in furtherance of such combination, the Boards of Directors of GT, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

               WHEREAS, GT, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

               WHEREAS, GT, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

               WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of (i) common stock of the Company, par value $.001 per share (the "Company Common Stock"), and (ii) any series of preferred stock of the Company, par value $.001 per share (the "Company Preferred Stock") shall be converted into the right to receive the applicable Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

               WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to GT's and the Company's willingness to enter into this Agreement, all executive officers and directors of GT and the Company are entering into a Voting



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Agreement (collectively, the "Voting Agreements") substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GT, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER


               SECTION 1.1. The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.2 hereof), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

               (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto (the date of the Closing, the "Closing Date").

               SECTION 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

               SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.


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               SECTION 1.4. Certificate of Incorporation; By-Laws. (a)
Certificate of Incorporation. Unless otherwise determined by GT prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that Article IV shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist of 100 shares of common stock, par value $.01 per share.

               (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

               SECTION 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and ByLaws of the Surviving Corporation, and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

               SECTION 1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GT, Merger Sub, the Company or the holders of any of the following securities:

               (a)    Conversion of Securities.

                      (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any such shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to
Section 1.6(f), into the right to receive validly issued, fully paid and nonassessable shares of GT common stock, par value $0.01 per share ("GT Common Stock"), in the ratio (the "Exchange Ratio") of 0.700 a share of GT Common Stock for each such issued and outstanding share of Company Common Stock.

                      (ii) Each share of the Company's Series A Convertible Preferred Stock (the "Redeemable Preferred Stock"), issued and outstanding immediately prior to the Effective Time (excluding any such shares to be canceled pursuant to Section 1.6(b) and Preferred Dissenting Shares (as defined below)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Series A Preferred Stock, par value $0.01 (the "GT Preferred Stock"), of GT. Prior to the Effective Time, GT shall file a certificate of designation which provides the holders of the GT Preferred Stock substantially the same rights, preferences and privileges as were provided to the holders of the Redeemable Preferred Stock pursuant to the Company's Certificate of Incorporation. Shares of Redeemable Preferred Stock that are held by stockholders who have not voted such shares in favor of approval and adoption of this Agreement and who shall have properly demanded appraisal rights in accordance with


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applicable law ("Preferred Dissenting Shares") shall not be converted into GT
Preferred Stock unless and until such stockholders shall have effectively lost or withdrawn such right to appraisal and payment under applicable law. The Company agrees to give GT (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and other instruments served pursuant to Section 262 of the DGCL or Chapter 13 of the CCL (as hereinafter defined) received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to demands for appraisal and will not, except with the prior written consent of GT, settle, compromise or offer to settle or compromise any such demands. The Company shall provide GT with all information as GT may request with respect to claims for appraisal.

               (b) Cancellation. Each Share held in the treasury of the Company and each such share owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

               (c) Stock Options; Warrants; Notes; and Employee Stock Purchase Plan. (i) At the Effective Time each outstanding option to purchase shares of Company Common Stock (a "Stock Option") granted under (i) the 1991 Stock Option Plan, the 1992 Stock Option Plan, as amended, 1994 Stock Option Plan, as amended, and 1996 Supplemental Stock Option Plan (collectively the "Company Stock Option Plans"), or (ii) any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger, shall be deemed assumed by GT and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time, such number of shares of GT Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of GT Common Stock deemed purchasable pursuant to such Stock Option; provided, however, that the number of shares of GT Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of GT Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of GT Common Stock on the Nasdaq National Market System ("Nasdaq").

               As soon as practicable after the Effective Time, GT shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.


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               (ii) At the Effective Time, the warrant expiring July 13, 1999 to purchase 20,400 shares of Company Common Stock at a price of $13.875 per share, subject to adjustment, held by Paragon Software Corporation (the "Warrant") shall be assumed by GT and such Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of shares of GT Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of shares of GT Common Stock deemed purchasable pursuant to such Warrant.

               (iii) At the Effective Time, the Company's 6.5% Convertible Subordinated Notes due 2002 (the "Notes") shall be assumed by the Surviving Corporation and such Notes shall be deemed convertible, on the same terms and conditions as were applicable to the conversion of the Notes prior to the Effective Time, into the number of shares of GT Common Stock and the amount of cash for fractional shares under Section 1.6(f) (if any) as the respective holders of such Notes would have been entitled to receive pursuant to the Merger had such holders converted the Notes in full immediately prior to the Effective Time.

               (iv) GT shall reserve for issuance a sufficient number of shares of GT Common Stock for delivery upon exercise of Stock Options and Warrants and upon conversion of the Notes in accordance with this Section 1.6(c). As soon as practicable after the Effective Time, GT (i) shall cause to be registered under the Securities Act of 1933, as amended and the SEC's rules thereunder (the "Securities Act") pursuant to registration statements on Form S-8 and Form S-3, as appropriate (or any successor or other appropriate forms), the GT Common Stock subject to (x) the Stock Options and, (y) to the extent required by the terms of the Warrant and the registration rights agreement dated September 26, 1995, by and among the Company and the Initial Purchasers (as defined therein) (the "Registration Rights Agreement"), the Warrant and the Notes, respectively, and (ii) shall use its best efforts to cause the effectiveness of such registration statements (and the current status of the prospectus contained therein) to be maintained for so long as the holders of the Stock Options continue to hold such Stock Options or the GT Common Stock issuable upon exercise thereof are held by such holders (or until such time as all of such GT Common Stock becomes salable under Rule 144(k) promulgated under the Securities
Act), or as required by the terms of the Warrant or the Registration Rights Agreement, as the case may be.

               (v) The Company shall take all such actions as are necessary to cause the purchase date applicable to the then current purchase period under the Company's Employee Stock Purchase Plan to be the last trading day on which the Company Common Stock is traded on Nasdaq immediately prior to the Effective Time (the "Final Company Purchase Date"); provided, that such change in the purchase date shall be conditioned upon the consummation of the Merger. On the Final Company Purchase Date, the Company shall apply the funds credited as of such date under the Company's Employee Stock Purchase Plan within each participant's payroll deductions account to the purchase of whole shares of Company Common


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

Stock, and refund to such participant any amount remaining in such account after such application, in accordance with the terms of the Company's Employee Stock Purchase Plan. The cost to each participant in the Company's Stock Purchase Plan shall be the lower of 85% of the closing sale price of the Company Common Stock as reported on Nasdaq on (i) the first day of the then current purchase period or (ii) the Final Company Purchase Date. The Board of Directors of the Company shall take such actions as are necessary to terminate the Company's Employee Stock Purchase Plan effective as of the Effective Time in accordance with the terms of the Company's Employee Stock Purchase Plan. At the Effective Time, the Company Common Stock purchased in accordance with this Section 1.6(c)(v) shall be converted into the right to receive GT Common Stock, cash in lieu of fractional shares, and any dividends or distributions pursuant to Section 1.6(c) and (f) and Section 1.7(c).

               (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

               (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into GT Common Stock), reorganization, recapitalization or other like change with respect to GT Common Stock occurring after the date hereof and prior to the consummation of the Merger.

               (f) Fractional Shares. No certificates or scrip representing less than one share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (together with a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Redeemable Preferred Stock, the "Certificates"). In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of GT Common Stock, upon surrender of Certificates representing shares of Company Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price of GT Common Stock on the date of the Effective Time.

               (g) No Appraisal Rights. Holders of shares of Company Common Stock who dissent from the Merger are not entitled to rights of appraisal under
Section 262 of the DGCL by virtue of Section 262 (1) and (2) of the DGCL or by virtue of the applicability of Section 2115 of the California General Corporation Law (the "CCL") to the Company.

               SECTION 1.7. Exchange of Certificates. (a) Transfer Agent. GT shall cause to be supplied, to or for the American Stock Transfer & Trust Company or such other bank or trust company mutually designated by the Company and GT (the "Transfer Agent"), in trust for the benefit of the holders of Company Common Stock and the Redeemable Preferred Stock, for exchange in accordance with this Section 1.7, through the Transfer Agent, certificates evidencing the shares of GT Common Stock and GT Preferred Stock issuable pursuant to


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Section 1.6 in exchange for outstanding shares of Company Common Stock and the
Redeemable Preferred Stock.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, GT will instruct the Transfer Agent to mail to each holder of record of shares of Company Common Stock and the Redeemable Preferred Stock which were converted into GT Common Stock and GT Preferred Stock, respectively, pursuant to Section 1.6 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as GT may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of GT Common Stock or GT Preferred Stock, as the case may be, cash in lieu of fractional shares in accordance with Section 1.6(f) and any dividends or distributions in accordance with Section 1.7(c). Upon surrender of a Certificate for cancellation to the Transfer Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of GT Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Company Common Stock formerly evidenced by such Certificate, or certificates evidencing that number of shares of GT Preferred Stock which such holder has the right to receive in accordance with Section 1.6(a)(ii) in respect of the Redeemable Preferred Stock formerly evidenced by such Certificate, as appropriate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f) (the shares of GT Common Stock and GT Preferred Stock and cash issued and paid pursuant to Sections 1.6 and 1.7(c) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, shares of GT Common Stock or GT Preferred Stock, dividends, distributions, and cash in respect of fractional shares, may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time represented shares of the Company Common Stock or the Redeemable Preferred Stock, will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f) and other than Preferred Dissenting Shares, to evidence the ownership of the number of full shares of GT Common Stock or GT Preferred Stock, as the case may be, and cash in respect of fractional shares, into which such shares shall have been so converted.

               (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of GT Common Stock or GT Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GT Common Stock or GT Preferred Stock they are entitled to receive until the holder of such Certificate shall


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

surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of GT Common Stock or GT Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of GT Common Stock or GT Preferred Stock.

               (d) Transfers of Ownership. If any certificate for shares of GT Common Stock or GT Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to GT or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of GT Common Stock or GT Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of GT or any agent designated by it that such tax has been paid or is not payable.

               (e) No Liability. Neither GT, Merger Sub nor the Company shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               SECTION 1.8. No Further Ownership Rights in Shares. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

               SECTION 1.9. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of GT Common Stock or GT Preferred Stock as may be required pursuant to Section 1.6, cash for fractional shares, as may be required by Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that GT may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against GT or the Transfer Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

               SECTION 1.10. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests under applicable accounting standards. The parties hereto hereby adopt this Agreement as a

"plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

               SECTION 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action. GT shall cause Merger Sub to perform all of its obligations pursuant to this Agreement and the transactions contemplated thereby.

               SECTION 1.12. Material Adverse Effect. When used in connection with the Company or GT, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or GT and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that (i) any change, effect or circumstance relating to conditions affecting the United States economy generally or the economy of any nation or region in which such entity or any of its subsidiaries conducts business that is material to the business of such entity and its subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity; (ii) any change, effect or circumstance relating to conditions generally affecting the entertainment software industry shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity; and (iii) any change, circumstance or effect caused by the announcement or pendency of this Agreement or the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity unless such change, circumstance or effect has resulted, or reasonably would be expected to result, in a substantial impairment to such entity's ability to continue to develop, produce, sell or distribute the products that are material to such entity's business in substantially the same manner as it has prior to the date of this Agreement.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company hereby represents and warrants to GT and Merger Sub that, except as set forth in the written disclosure letter previously delivered by the Company to GT (the "Company Disclosure Schedule"):

               SECTION 2.1. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or similar power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule or the Company SEC Reports (as defined below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

               SECTION 2.2. Certificate of Incorporation and By-Laws. The Company has heretofore furnished to GT a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date, and has made available to GT the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

               SECTION 2.3. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 9,000,000 shares of Company Preferred Stock. As of July 31, 1997:

               (a) 28,328,927 shares of Company Common Stock were issued and outstanding (none of which were issued pursuant to a restricted stock grant, except where the applicable restrictions on transfer or disposition had expired prior to July 31, 1997), all of which are validly issued, fully paid and nonassessable, and an additional 1,818,367 shares were held in treasury;

               (b) 4,016,045 shares of Company Preferred Stock were outstanding, comprised of 4,000,000 shares of Redeemable Preferred Stock and 16,045 shares of Series B-1 Preferred Stock, and no shares of Company Preferred Stock were held in treasury;

               (c) no shares of Company Common Stock or Company Preferred Stock were held by subsidiaries of the Company;

               (d) 3,944,475 shares of Company Common Stock were reserved for existing and future grants pursuant to the Company Stock Option Plans, pursuant to which 2,997,098 Options for the purchase of 2,997,098 shares of Company Common Stock were outstanding (of which 1,255,711 Options for the purchase of 1,255,711 shares of Company Common Stock are currently exercisable);

               (e) 20,400 shares of Company Common Stock were reserved pursuant to the Warrant (which is currently exercisable with respect to all such shares); and

               (f) 1,963,400 shares of Company Common Stock were reserved pursuant to the Notes.

Except as set forth in Section 2.3 of the Company Disclosure Schedule, no change in such capitalization has occurred between July 31, 1997 and the date hereof. Except as set forth in Section 2.1, this Section 2.3 or Section 2.11 or in
Section 2.3 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports (as defined in Section 2.7 hereof), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party or by which it is bound relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or the capital stock of any of the Company's subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever. Section 2.3 of the Company Disclosure Schedule sets forth a list of all currently outstanding loans associated with the exercise of Stock Options granted under the Company Stock Option Plans. As of June 30, 1997, no shares of Company Common Stock issued pursuant to the exercise of Stock Options granted under the Company Stock Option Plans were subject to repurchase by the Company.

               SECTION 2.4. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as-converted basis) entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws, and the filing of the Certificate of Merger pursuant to DGCL). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into, and to consummate the transactions contemplated by, this Agreement upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GT and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

               SECTION 2.5. No Conflict; Required Filings and Consents. (a) Except as disclosed in Section 2.5(a) of the Company Disclosure Schedule or the Company SEC Reports, there are (i) no loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $250,000, to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) no contracts, agreements, commitments or other understandings or arrangements currently in effect to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, other than contracts, agreements, commitments or other understandings or arrangements involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $250,000 in any single instance but not more than $1,000,000 in the aggregate; and (iii) no agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (the "Exchange Act") but have not been so filed with the SEC as of the date hereof.

               (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) subject to obtaining approval and adoption of this Agreement and approval of the Merger by the Company's shareholders, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the

Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for such conflicts, violations, breaches or defaults as shall have been waived by GT prior to the Effective Time and except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement by the Company will not, constitute a "Designated Event" as such term is defined in the Indenture, dated as of September 15, 1995, between the Company and Chemical Trust Company of California, as Trustee.

               (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings and consents under any applicable foreign antitrust laws ("Foreign Monopoly Laws"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay (subject to Section 7.1 hereof) consummation of the Merger, or otherwise prevent or materially delay (subject to Section 7.1 hereof) the Company from performing its obligations under this Agreement and would not otherwise reasonably be expected to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

               SECTION 2.6. Compliance; Permits. (a) Except as disclosed in
Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in Section 2.6 of the Company Disclosure Schedule, the Company and its subsidiaries hold all franchises, grants, authorizations, permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

               SECTION 2.7. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since March 31, 1995 and has made available to GT (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1995, 1996 and 1997, (ii) its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, and,
(iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1995, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above or on Form 8-K filed before December 31, 1996) filed by the Company with the SEC since March 31, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in
Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly in all material respects presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC.

               SECTION 2.8. Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports, since March 31, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect;
(ii) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company, except in the ordinary course of business, or (vii) any other action or event that would have required the consent of GT pursuant to Section
4.1 had such action or event occurred after the date of this Agreement.

               SECTION 2.9. No Undisclosed Liabilities. Except as set forth in
Section 2.9 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended March 31, 1997 included in the Company's 1996 Annual Report to Shareholders (the "1997 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1997 Balance Sheet, (c) incurred since March 31, 1997 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

               SECTION 2.10. Absence of Litigation. Except as set forth in
Section 2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the actual knowledge of the Company and its subsidiaries and their respective officers and directors (collectively, the "Knowledge of the Company"), overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

               SECTION 2.11. Employee Benefit Plans; Employment Agreements. (a)
Section 2.11(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a

"Company ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or
(o) of the Code or Section 4001(a) (14) or (b) of ERISA, or any subsidiary of the Company, as well as each plan with respect to which the Company or any Company ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "Company Employee Plans"). Prior to the date of this Agreement, the Company has provided to GT copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), the most recent summary plan descriptions, along with a summary of material modifications thereto, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) all correspondence with the Department of Labor with respect to each Company Employee Plan filing and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is subject to Parts 1, 2 and 4 of Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application for such determination).

               (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare benefit arrangement" as such term is defined in Section 3(40) of ERISA, or a "multiple employer plan" as such term is defined in Section 413 of the Code; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or
Section 4975 of the Code; (iii) the Company, in its role as a fiduciary of any Company Employee Plan, has not breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to the Company or any Company ERISA Affiliate;
(iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law, and, to the Knowledge of the Company, the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (v) each Company Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to the Company or any Company ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

               (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code (an "ISO"), whether the Company may be denied a tax deduction with respect to the exercise of such option if it is not an ISO, and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of any such ISOs and any such nonqualified options and other such rights.

               (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $100,000; (iii) all current agreements with respect to the services of independent contractors who are individuals or leased employees, whether or not they participate in any of the Company Employee Plans obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $100,000; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $50,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Company relating to employment, compensation or employee benefits which contain change in control provisions.

               (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, no employee of the Company or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of the Company. The PBGC has not instituted proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $1,000,000 the value of the Plans' assets. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise. No Defined Benefit Plan has been a party to a merger, spinoff or transfer of assets or liabilities subject to Section 414(l) of the Code. All the assets of the Company Employee Plans are readily marketable securities, securities issued by an investment company registered under the Investment Company Act of 1940, or insurance contracts.

               (f) Except as provided in Section 2.11(f) of the Company Disclosure Schedule, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company stock; (ii) the Company has not proposed nor agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee of the Company or any of its subsidiaries, or accelerate the vesting of any Stock Options granted under the Company Stock Option Plans; or
(iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan solely by reason of the consummation of the transactions contemplated by this Agreement.

               (g) Each Company Employee Plan covering non-U.S. employees (a "Company International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded Company International Plan (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Closing Date according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

               (h) The Company has fiduciary liability insurance of at least $1,000,000 in effect covering the fiduciaries of certain Company Employee Plans (including the Company) with respect to whom the Company may have liability.

               SECTION 2.12. Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected to have, a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge, after due inquiry, of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

               SECTION 2.13. Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of GT in
Section 3.13, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders' Meeting") and to the shareholders of GT in connection with the meeting of the shareholders of GT (the "GT Shareholders' Meeting" and, together with the Company's Shareholders Meeting, the "Shareholders Meetings") to consider the Merger (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform GT and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by GT or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

               SECTION 2.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, to the Knowledge of the Company, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by them, acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by them, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

               SECTION 2.15. Title to Property. Except as set forth in Section
2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and valid title to, or in the case of leased properties, valid leasehold interests in, all of their tangible properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1997 Balance Sheet; and there is not under any lease pursuant to which the Company or any of its subsidiaries leases from others material amounts of real or personal property, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or any of its subsidiaries, or to the Knowledge of the Company, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the other party under such lease, except where the lack of such validity or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect.

               SECTION 2.16. Taxes. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any Federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any Employee Plan).

               (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule or the Company SEC Reports: The Company and its subsidiaries have timely and accurately completed and filed all United States Federal, state and local income Tax Returns and all other material Tax Returns required to be filed by them, the Company and its subsidiaries have timely paid and discharged all material Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings and such Taxes as have been accrued or reserved for in the 1997 Balance Sheet, there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, and the Company and its subsidiaries have complied (and, until the Effective Time, will comply) in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld in all material respects from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any subsidiary thereof, except liens for Taxes not yet due; (ii) neither the Company nor any of its subsidiaries has granted any waiver of (or comparable consent) any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company or any of its subsidiaries except for such deficiencies which have been accrued or reserved for in the 1997 Balance Sheet;
(iv) there are no pending audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes; and (vi) no power of attorney has been granted by the Company or its subsidiaries with respect to any matter relating to Taxes which is currently in force. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1997 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

               (c) Other than as disclosed in Section 2.16(c) of the Company Disclosure Schedule or the Company SEC Reports, and other than with respect to items the inaccuracy of which would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for Federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) to the Knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character the indirect transfer of which pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax; (iv) neither the Company nor any of its subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its subsidiaries;
(v) neither the Company nor any of its subsidiaries is liable for Taxes of any Person other than the Company and its subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes; (vi) neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States Federal income tax purposes; (vii) neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign law); (viii) the prices for any property or services (or for the use of property) provided by the Company or any of its subsidiaries to any other subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (ix) neither the Company nor any of its subsidiaries is a "consenting corporation" under Section 341 (f) of the Code or any corresponding provision of state, local or foreign law; (x) neither the Company nor any of its subsidiaries has made an election or is required to treat any of its assets as owned by another Person for Federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law); (xi) neither the Company nor its subsidiaries is required to include in income any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a voluntary change in accounting method, and the Internal Revenue Service has not provided written notice of such a proposed adjustment or change in accounting method;
(xii) neither the Company nor its subsidiaries has received a Tax ruling or entered into a closing agreement with any taxing authority that would have a continuing effect on the net income of the Surviving Corporation for any period after the Effective Time; and (xiii) Company has made available to GT true, correct and complete copies of all Tax Returns filed by the Company or its subsidiaries for each Tax period open to audit, review or examination by the relevant taxing authority and all Federal income Tax Returns for years in which a loss was claimed and with respect to which a net operating loss carryforward is available.

               SECTION 2.17. Environmental Matters. Except as set forth in
Section 2.17 of the Company Disclosure Schedule or the Company SEC Reports, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable Federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic substances or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic substances or wastes (collectively, "Environmental Laws") by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received written notice from any governmental authority or third party of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic substance or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

               SECTION 2.18. Brokers. No broker, finder or investment banker (other than Piper Jaffray Inc. ("Piper Jaffray"), the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to GT a complete and correct copy of all agreements between the Company and Piper Jaffray pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder, and such agreements set forth the amount of such payment and/or the formula or method by which such amount is to be determined.

               SECTION 2.19. Intellectual Property. Except in each case as disclosed in Section 2.19 of the Company Disclosure Schedule:

               (a) The Company and each subsidiary thereof has the right to use, market, distribute, sell or license all Intellectual Property Rights (as such term is hereinafter defined) used in its business as presently conducted and as it is expected to be conducted as of the Effective Time (which includes, without limitation, the products defined in Section 2.19(a) of the Company Disclosure Schedule as the "Specified Products"), including without limitation, all Intellectual Property Rights used or to be used in the Company Products (as defined below) (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights"), except to the extent that such Company IP Rights are collectively owned by the Company and its subsidiaries, and such rights to use, market, distribute, sell or license are sufficient for such conduct of their respective businesses;

               (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Right (the "Company IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or impair the right of the Company and its subsidiaries or the Surviving Corporation to use, market, distribute, sell or license any Company IP Right or portion thereof;

               (c) neither the manufacture, development, publication, marketing, license, sale, distribution or use intended by the Company or any of its subsidiaries of any product currently licensed or sold by the Company or any of its subsidiaries or currently under development by the Company or any of its subsidiaries (which includes, without limitation, the products defined in Section 2.19(a) of the Company Disclosure Schedule as the "Specified Products") violates any license or agreement between the Company or any of its subsidiaries and any third party or infringes any Intellectual Property Right, moral right or right of publicity or privacy of any other party, and there is no pending or, to the Knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, market, distribute, sell, license or dispose of any Company IP Right nor, to the Knowledge of the Company, is there any basis for any such claim under applicable law, nor has the Company or any of its subsidiaries received any notice asserting that any Company IP Right or the proposed use, marketing, distribution, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Knowledge of the Company, is there any basis for any such assertion under applicable law;

               (d) The Company and its subsidiaries have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and their respective proprietary rights in, all Company IP Rights and the Intellectual Property Rights of third parties entrusted to them; and

               (e) Section 2.19(e) of the Company Disclosure Schedule contains a complete list of all material software development tools used or currently intended to be used by the Company and its subsidiaries in the development of any software products published and/or distributed, or under development or consideration, by the Company or any of its subsidiaries (the "Company Products"), except for any such tools that are generally available and are used in their generally available form (such as standard compilers) and any such tools (the "Internally Developed Tools") entirely developed internally by employees of the Company or its subsidiaries (the "Company Development Tools").
Section 2.19(e) of the Company Disclosure Schedule also sets forth, for each of the Company Development Tools: (a) for any of the Company Development Tools, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties with any rights to receive royalties or other payments with respect to the Company Development Tools, and a schedule of all such royalties payable; (c) a list of any restrictions on the Company's or its subsidiary's unrestricted right to use and distribute the Company Development Tools; and (d) a list of all agreements with third parties for the use by such third party of the Company Development Tools. The

Company and its subsidiaries have sufficient right, title and interest in and to the Company Development Tools and the Internally Developed Tools necessary for the conduct of its business as currently conducted and as to any products currently in development or proposed to be developed and, except as indicated on
Section 2.19(e) of the Company Disclosure Schedule, all of the Company Development Tools and the Internally Developed Tools are either works made for hire (as such term is used in the Copyright Act of 1976, as amended) or the Company or its subsidiaries have been granted a perpetual worldwide license with respect to such development tools.

               (f) The Company and its subsidiaries have timely and satisfactorily complied with their respective milestone delivery requirements under all agreements pursuant to which the Company or any of its subsidiaries, as the case may be, has agreed to program, design or develop on behalf of a third party, whether for original use or for porting or conversion (for use on a different hardware platform or in a different language), any software products or any part thereof, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

               As used in this Agreement, the term "Intellectual Property Rights" shall mean all U.S. and foreign intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

               SECTION 2.20. Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Reports, since the date of the Company's proxy statement dated August 1, 1997 (the "1997 Company Proxy Statement"), no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

               SECTION 2.21. Insurance. Except as disclosed in Section 2.21 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses engaged by the Company, except as could not reasonably be expected to have a Material Adverse Effect. Section 2.21 of the Company Disclosure Schedule sets forth a complete list of such insurance policies and, with respect to each such policy, the following terms thereof: type of coverage, term of such policy, annual premium, limits of insurance (if applicable, both each-occurrence and aggregate limits) and deductible or self-retained insurance amount, if any.

               SECTION 2.22. Product Liability and Recalls. (a) Except as disclosed in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the Knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

               SECTION 2.23. Opinion of Financial Advisor. The Company has been advised by its financial advisor, Piper Jaffray Inc., to the effect that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Shares.

               SECTION 2.24. Pooling Matters. To the Company's knowledge and based upon consultation with its independent accountants, the Company has provided to GT and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of GT to account for the business combination to be effected by the Merger as a pooling of interests. For purposes of this Section 2.24, "to the Company's knowledge" means to the actual knowledge of the Company's Chairman, Chief Executive Officer or Chief Financial Officer.

               SECTION 2.25. Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined therein) will not apply to the execution or delivery of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

               SECTION 2.26. Section 2115 of the CCL Not Applicable. Section 2115 of the CCL is not applicable to the Company.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF GT AND MERGER SUB


               GT and Merger Sub hereby represent and warrant to the Company that, except as set forth in the written disclosure letter previously delivered by GT to the Company (the "GT Disclosure Schedule"):

               SECTION 3.1. Organization and Qualification; Subsidiaries. Each of GT and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or similar power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. Each of GT and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of GT's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by GT or another subsidiary, is set forth in
Section 3.1 of GT Disclosure Schedule. Except as set forth in Section 3.1 of the GT Disclosure Schedule or the GT SEC Reports (as defined below), GT does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

               SECTION 3.2. Certificate of Incorporation and By-Laws. GT has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither GT nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

               SECTION 3.3. Capitalization. (a) The authorized capital stock of GT consists of 150,000,000 shares of GT Common Stock and 5,000,000 shares of GT Preferred Stock. As of August 1, 1997, (i) 67,005,218 shares of GT Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and no shares of GT Common Stock were held in treasury, (ii) no shares of GT Preferred Stock were outstanding or held in treasury, (iii) no shares of GT Common Stock or GT Preferred Stock were held by subsidiaries of GT,
(iv) 7,205,880 shares and no shares of GT Common Stock were reserved for future issuance pursuant to the outstanding stock options under GT's 1995 Stock Incentive Plan and 1997 Stock Incentive Plan, respectively, (v) 1,255,911 shares of GT Common Stock were reserved for issuance upon exercise of warrants issued to various parties. No material change in such capitalization has occurred between August 1, 1997 and the date of this Agreement. Except as set forth in the immediately preceding sentence, in Section 3.3 of the GT Disclosure Schedule or the GT SEC Reports (as defined in Section 3.7 hereof), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which GT or any of its subsidiaries is a party or by which it is bound relating to the issued or unissued capital stock of GT or any of its subsidiaries or obligating GT or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, GT or any of its subsidiaries. All outstanding shares of GT Common Stock are duly authorized, fully paid, validly issued and nonassessable and are not subject to preemptive rights of any nature.

Except as set forth in Section 3.3 of the GT Disclosure Schedule or the GT SEC Reports, there are no obligations, contingent or otherwise, of GT or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of GT or of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section
3.1 or 3.3 of the GT Disclosure Schedule, all of the outstanding shares of capital stock of each of GT's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by GT or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in GT's voting rights, charges or other encumbrances of any nature whatsoever.

               (b) The shares of GT Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights of any nature and shall be approved for listing, upon official notice of issuance, prior to the Effective Time for trading on Nasdaq.

               SECTION 3.4. Authority Relative to this Agreement. Each of GT and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GT and Merger Sub and the consummation by GT and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GT and Merger Sub, and no other corporate proceedings on the part of GT or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger and this Agreement by the holders of at least a majority of the votes cast on the proposal to approve the Merger and this Agreement). The Board of Directors of GT has determined that it is advisable and in the best interest of GT's shareholders for GT to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by GT and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GT and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

               SECTION 3.5. No Conflict; Required Filings and Consents. (a) Except as disclosed in Section 3.5(a) of the GT Disclosure Schedule or the GT SEC Reports, there are (i) no loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which GT or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $1,000,000, other than any such agreement between GT and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of GT; (ii) no contracts, agreements, commitments or other understandings or arrangements to which GT or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, other than contracts, agreements, commitments or other understandings or arrangements involving, in each case, payments or receipts by GT or any of its subsidiaries of less than $1,000,000 in any single instance but not more than $2,000,000 in the aggregate; and (iii) no agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" but have not been so filed with the SEC as of the date hereof.

               (b) Except as set forth in Section 3.5(b) of the GT Disclosure Schedule, the execution and delivery of this Agreement by GT and Merger Sub do not, and the performance of this Agreement by GT and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of GT or Merger Sub, (ii) subject to obtaining approval and adoption of this Agreement, and approval of the Merger and issuance of GT Common Stock and GT Preferred Stock in connection therewith, by GT's shareholders, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to GT or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair GT's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of GT or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GT or any of its subsidiaries is a party or by which GT or any of its subsidiaries or its or any of their respective properties are bound or affected, except for such conflicts, violations, breaches or defaults as shall have been waived by the Company prior to the Effective Time and except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect or as to which any necessary consents have heretofore been obtained by GT.

               (c) The execution and delivery of this Agreement by GT and Merger Sub does not, and the performance of this Agreement by GT and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre- merger notification requirements of the HSR Act, Foreign Monopoly Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay (subject to Section 7.1 hereof) consummation of the Merger, or otherwise prevent GT or Merger Sub from performing their respective obligations under this Agreement, and would not otherwise be reasonably expected to have a Material Adverse Effect or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by GT.

               SECTION 3.6. Compliance; Permits. (a) Except as disclosed in
Section 3.6(a) of the GT Disclosure Schedule, neither GT nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to GT or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GT or any of its subsidiaries is a party or by which GT or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in Section 3.6(b) of the GT Disclosure Schedule, GT and its subsidiaries hold all franchises, grants, authorizations, permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of GT and its subsidiaries taken as a whole as it is now being conducted (collectively, the "GT Permits"). GT and its subsidiaries are in compliance with the terms of GT Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

               SECTION 3.7. SEC Filings; Financial Statements. (a) GT has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 1997 and June 30, 1997, (iii) all proxy statements relating to GT's meetings of shareholders (whether annual or special) held since December 31, 1995, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by GT with the SEC since December 31, 1995 and (v) all amendments and supplements to all such reports and registration statements filed by GT with the SEC (collectively, the "GT SEC Reports"). The GT SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of GT's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the GT SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly in all material respects presents the consolidated financial position of GT and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC.

               SECTION 3.8. Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the GT Disclosure Schedule or the GT SEC Reports, since December 31, 1996, GT has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of GT; (iii) any damage to, destruction or loss of any assets of GT (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;
(iv) any material change by GT in its accounting methods; (v) any material revaluation by GT of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of assets of GT, except in the ordinary course of business, or (vii) any other action or event that would have required the consent of the Company pursuant to
Section 4.3 had such action or event occurred after the date of this Agreement.

               SECTION 3.9. No Undisclosed Liabilities. Except as is disclosed in Section 3.9 of the GT Disclosure Schedule and GT SEC Reports, neither GT nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in GT's balance sheet (including any related notes thereto) as of December 31, 1996 included in GT's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "December 1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the December 1996 Balance Sheet,
(c) incurred since December 31, 1996 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

               SECTION 3.10. Absence of Litigation. Except as set forth in
Section 3.10 of the GT Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of GT, overtly threatened against GT or any of its subsidiaries, or any properties or rights of GT or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

               SECTION 3.11.  Employee Benefit Plans; Employment Agreements.

               (a) (i) Except as set forth in Section 3.11(a) of the GT Disclosure Schedule, none of the GT Employee Plans (as defined below) promises or provides retiree medical or other retiree welfare benefits to any person, except as may be required by COBRA, and none of the GT Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any GT Employee Plan which could subject GT or any GT ERISA Affiliate (as defined below), directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code;
(iii) GT, in its role as a fiduciary of any GT Employee Plan, has not breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to GT or any GT ERISA Affiliate; (iv) all GT Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law, and, to the knowledge of GT, GT and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the GT Employee Plans; (v) each GT Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any GT Employee Plan pursuant to Section 412 of the Code, or the terms of the GT Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each GT Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to GT or any GT ERISA Affiliates; nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither GT nor any GT ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

               As used in this Agreement, the term "GT Employee Plans" means, collectively, all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of GT or any other entity (whether or not incorporated) which is a member of a controlled group including GT or which is under common control with GT (a "GT ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA, or any subsidiary of GT, as well as each plan with respect to which GT or any GT ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code.

               (b) Except as set forth in Section 3.11(b) of the GT Disclosure Schedule, no employee of GT or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of GT. Neither GT nor any GT ERISA Affiliate has maintained any GT Employee Plan that is subject to Title IV of ERISA.

               (c) Each GT Employee Plan covering non-U.S. employees (a "GT International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such GT International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the GT International Plans are adequately provided for on the consolidated financial statements of GT.

               (d) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee of GT or any of its subsidiaries, and no person will be entitled to any severance benefits under the terms of any GT Employee Plan solely by reason of the consummation of the transactions contemplated by this Agreement, except where the amounts of such increase, such accelerated payment or compensation and such severance benefits do not exceed in the aggregate $5,000,000.

               SECTION 3.12. Labor Matters. Except as set forth in Section 3.12 of the GT Disclosure Schedule or the GT SEC Reports, (i) there are no controversies pending or, to the knowledge of GT, threatened, between GT or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect; (ii) neither GT nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by GT or its subsidiaries, nor does GT or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither GT nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of GT or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

               SECTION 3.13. Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the GT Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by GT specifically in writing for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Shareholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to GT, Merger Sub or any of their respective affiliates, officers or directors should be discovered by GT or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, GT or Merger Sub will promptly inform the Company. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, GT and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

               SECTION 3.14. Restrictions on Business Activities. Except for this Agreement, GT has no knowledge of any agreement, judgment, injunction, order or decree binding upon GT or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GT or any of its subsidiaries as currently conducted or as proposed to be conducted by them, any acquisition of property by GT or any of its subsidiaries or the conduct of business by GT or any of its subsidiaries as currently conducted or as proposed to be conducted by them, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

               SECTION 3.15. Title to Property. GT and each of its subsidiaries have good and valid title to, or in the case of leased properties, valid leasehold interests in, all of their tangible properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the December 1996 Balance Sheet; and there is not, to the knowledge of GT, under any of leases pursuant to which GT or any of its subsidiaries leases from other material amounts of real or personal property, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such validity or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

               SECTION 3.16. Taxes. (a) Other than as disclosed in Section 3.16(a) of GT Disclosure Schedule or the GT SEC Reports: GT and its subsidiaries have timely and accurately completed and filed all United States federal, state and local income Tax Returns and all other material Tax Returns required to be filed by them, GT and its subsidiaries have timely paid and discharged all material Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings and such Taxes as have been accrued or reserved for in the December 1996 Balance Sheet, there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which GT is maintaining reserves unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, and GT has complied (and, until the Effective Time, will comply) in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld in all material respects from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. Except as does not involve or would not result in liability to GT that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of GT or any subsidiary thereof, except liens for Taxes not yet due; (ii) neither GT nor any of its subsidiaries has granted any waiver of (or comparable consent) any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to GT or any of its subsidiaries except for such deficiencies which have been accrued or reserved for in the December 1996 Balance Sheet; (iv) there are no pending audits, investigations or claims for or relating to any liability in respect of Taxes of GT or any of its subsidiaries;
(v) neither GT nor any of its subsidiaries has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes, and
(vi) no power of attorney has been granted by GT or its subsidiaries with respect to any matter relating to Taxes which is currently in force. The accruals and reserves for taxes (including deferred taxes) reflected in the December 1996 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

               (b) Other than as disclosed on Section 3.16(b) of the GT Disclosure Schedule or the GT SEC Reports, and other than with respect to items the inaccuracy of which could not reasonably be expected to have a Material Adverse Effect: (i) neither GT nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither GT nor any of its subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than GT and its subsidiaries; (iii) neither GT nor any of its subsidiaries is liable for Taxes of any Person other than GT and its subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by GT or any of its subsidiaries with respect to Taxes; (iv) neither GT nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States Federal income tax purposes; (v) neither GT nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law); (vi) the prices for any property or services (or for the use of property) provided by GT or any of its subsidiaries to any other subsidiary or to GT have been arm's length prices determined using a method permitted by the Treasury Regulations under

Section 482 of the Code; (vii) neither GT nor any of its subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; (viii) neither GT nor any of its subsidiaries has made an election or is required to treat any of its assets as owned by another Person for Federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law);
(ix) neither GT nor its subsidiaries is required to include in income any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a voluntary change in accounting method, and the Internal Revenue Service has not provided written notice of such a proposed any such adjustment or change in accounting method; (x) neither GT nor its subsidiaries has received a Tax ruling or entered into a closing agreement with any taxing authority that would have a continuing effect on the net income of GT for any period after the Effective Time; and (xi) GT has made available to the Company true, correct and complete copies of all Tax Returns filed by GT or its subsidiaries for each Tax period open to audit, review or examination by the relevant taxing authority and all Federal income Tax Returns for years in which a loss was claimed and with respect to which a net operating loss carryforward is available.

               SECTION 3.17. Environmental Matters. Except as set forth in
Section 3.17 of GT Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, GT and each of its subsidiaries to the best of GT's knowledge
(i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable Environmental Laws by GT or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received written notice from any governmental authority or third party of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against GT or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic substance or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by GT or its subsidiaries (or any of their respective agents) thereunder.

               SECTION 3.18. Brokers. No broker, finder or investment banker (other than Robertson Stephens & Company ("Robertson Stephens"), the fees and expenses of whom will be paid by GT) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GT or Merger Sub.


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

               SECTION 3.19. Intellectual Property. Except in each case as disclosed in Section 3.19 of the GT Disclosure Schedule:

               (a) GT and each subsidiary thereof has the right to use, sell or license all Intellectual Property Rights used in its business as presently conducted and as it is expected to be conducted as of the Effective Time (such Intellectual Property Rights being hereinafter collectively referred to as the "GT IP Rights"), except to the extent such GT IP Rights are collectively owned by GT and its subsidiaries, and such rights to use, sell or license are sufficient for such conduct of their respective businesses;

               (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any GT IP Right (the "GT IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any GT IP Right or impair the right of GT and its subsidiaries or the Surviving Corporation to use, sell or license any GT IP Right or portion thereof;

               (c) neither the manufacture, marketing, license, sale or use intended by GT or any of its subsidiaries of any product currently licensed or sold by GT or any of its subsidiaries or currently under development by GT or any of its subsidiaries violates any license or agreement between GT or any of its subsidiaries and any third party or infringes any Intellectual Property Right, moral right or right of publicity or privacy of any other party, and there is no pending or, to the best of GT's knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any GT IP Right nor, to the best of GT's knowledge, is there any basis for any such claim under applicable law, nor has GT or any of its subsidiaries received any notice asserting that any GT IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best of GT's knowledge, is there any basis for any such assertion under applicable law; and

               (d) GT and its subsidiaries have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and their respective proprietary rights in, all GT IP Rights and the Intellectual Property Rights of third parties entrusted to them. No current or prior officers, employees or consultants of GT or its subsidiaries claim or have a right to claim an ownership interest in any GT IP Rights as a result of having been involved in the development or licensing of such property while employed by or consulting to GT or its subsidiary, or otherwise.

               SECTION 3.20. Interested Party Transactions. Except as set forth in Section 3.20 of the GT Disclosure Schedule or the GT SEC Reports, since the date of GT's proxy statement dated May 10, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.


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

               SECTION 3.21. Insurance. Except as disclosed in Section 3.21 of the GT Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by GT or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of GT and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by GT, except as could not reasonably be expected to have a Material Adverse Effect.

               SECTION 3.22. Product Liability and Recalls. (a) Except as disclosed in Section 3.22(a) of the GT Disclosure Schedule or the GT SEC Reports, GT is not aware of any claim, or the basis of any claim, against GT or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by GT or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in Section 3.22(b) of the GT Disclosure Schedule or the GT SEC Reports, there is no pending or, to the knowledge of GT, overtly threatened, recall or investigation of any product sold by GT, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

               SECTION 3.23. Ownership of Merger Sub; No Prior Activities. (a) Merger Sub is a direct, wholly-owned subsidiary of GT and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

               (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

               SECTION 3.24. Pooling Matters. To GT's knowledge and based upon consultation with its independent accountants, GT has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by GT or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of GT to account for the business combination to be effected by the Merger as a pooling of interests. For purposes of this Section 3.24, "to GT's knowledge" means to the actual knowledge of GT's Chief Executive Officer or Chief Financial Officer.


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

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER


               SECTION 4.1. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless GT shall otherwise consent in writing, and except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose to a third party to do, any of the following without the prior written consent of GT:

               (a) amend or otherwise change the Company's Certificate of Incorporation or By-Laws;

               (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for (i) the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof, or upon conversion of the Notes, Company Preferred Stock, the Warrant or the warrant expiring October 17, 1997 to purchase 90,278 shares of Company Common Stock at a price of $9.00 per share, subject to adjustment, held by Grotech Partners II, L.P. and (ii) the issuance of options to purchase up to 400,000 shares of Company Common Stock, at fair market value at the time of grant, to employees (excluding officers) of the Company engaged in product development activities, provided that the grant to any individual does not exceed 25,000 shares of Company Common Stock, and the issuance of shares of Company Common Stock pursuant to the exercise of such options);

               (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $100,000);

               (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

               (e) (i) acquire or agree to acquire (by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner) any business or any corporation, partnership interest, association or other business organization or division thereof; acquire or agree to acquire any assets other than in the ordinary course of business; or enter into any joint ventures, strategic partnerships or alliances; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) authorize or make any capital expenditures or purchases of fixed assets or lease (whether by capital or operating lease) any personal property if such capital expenditures and purchases, together with the fair market value of such leased assets, exceed, in the aggregate for the Company and its subsidiaries taken as a whole, $1,000,000; (iv) take any action to install or otherwise implement any material accounting or inventory software system (other than the payment of not more than $150,000 if required to be paid pursuant to the contract dated May 27, 1997 for such system), provided that the Company shall not be obligated to take, or refrain from taking, any action which would cause the Company to breach a contract in effect on the date hereof, or be obligated to pay a termination penalty, in respect of any software license or installation contract relating to such system in effect on the date hereof; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

               (f) except as set forth in Section 4.1(f) of the Disclosure
        Schedule increase the compensation payable or to become payable to its officers or employees, or grant or modify any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, agreement, Company Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law;

               (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

               (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement;

               (i) pay, discharge or satisfy (including, without limitation, any settlement of a litigation or arbitration) any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice, or make payment on any claim, liability or obligation prior to such time as it becomes due and payable under applicable payment terms;

               (j) except as set forth in Section 4.1(j) of the Company Disclosure Schedule, enter into, amend or modify any contract, agreement, arrangement or understanding (including, without limitation, any letter of intent or understanding), whether legally binding or non-binding, transfer or license to or from any person or entity or otherwise enter into or extend the term of any agreement with respect to, or amend or modify in any material respect, any Intellectual Property Rights (including without limitation distribution rights), or enter into assignments of any Intellectual Property Rights, or commence, originate or undertake any new internal or third-party development project with respect to any software title, except where the failure to so commence, originate or undertake such third-party project would result in a breach by the Company or any of its subsidiaries of its legal obligations existing on the date of this Agreement;

               (k) enter into, extend, modify or amend any forward purchase or other hedging agreements except hedging of foreign receivables and payables in the ordinary course of business consistent with past practice;

               (l) without consulting with GT prior thereto, (i) commence or institute any litigation (including without limitation, any counterclaim) or arbitration or (ii) settle or agree to settle any claim, dispute, litigation or arbitration on terms which include any obligation on the part of the Company or any of its subsidiaries other than the payment of money to the plaintiff;

               (m) authorize or make any expenditures with respect to the marketing of products (including without limitation, expenditures relating to consumer, trade or in-store marketing) other than in the ordinary course of business and consistent with past practice;

               (n) make any sale of products other than on terms and conditions which are in the ordinary course of business and consistent with past practice (including without limitation, payment terms, dating, discounts, and return and market development funds policies);

               (o) extend, amend, modify, renew or enter into any agreement, arrangement or understanding with respect to any lease of any real property;

               (p) except as set forth in Section 4.1(p) of the Company Disclosure Schedule, hire, retain or engage any employees or consultants, or enter into, amend or modify any agreement, arrangement or understanding with respect to employment of any employees or consultants;

               (q) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder;

               The Company further agrees and covenants that, in the event that its subsidiary referenced in Section 4.1(t) of the Company Disclosure Schedule (the "Party Subsidiary") is entitled to terminate the Agreement (the "Sales Agreement") with the company referenced in Section 4.1(t) of the Company Disclosure Schedule (the "Contract Party") pursuant to the terms of such agreement as furnished to GT prior to the date of this Agreement and in accordance with applicable law, it shall immediately notify GT thereof and shall cause the Party Subsidiary to terminate the Sales Agreement within five business days after such termination right accrues if GT furnishes an indemnity agreement reasonably acceptable to the Company indemnifying the Party Subsidiary, the Company and their respective officers, employees and against any losses incurred by such persons as a result of claims with respect to the termination of the Sales Agreement and offers to provide the Company with distribution services on substantially the same terms as the Sales Agreement. Upon request by GT, the Company shall consult with GT in good faith with respect to the existence of such termination right. Following such consultation, in the event that GT delivers to the Company a written request for the Company's basis or explanation for its determination that such termination right has not then accrued, the Company shall provide to GT in writing such basis or explanation, in reasonable detail, within five business days of such written request.

               SECTION 4.2. No Solicitation. (a) Subject to Section 4.2(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit, initiate or encourage the making, submission or announcement of, any Acquisition Proposal (as defined below) with respect to the Company or any of its subsidiaries by any person (other than GT and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person (other than GT and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company or any of its subsidiaries. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director, officer, employee, representative, investment banker, agent or affiliate of the Company shall be deemed to constitute a breach of this
Section 4.2 by the Company.

               For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales or licenses of assets or inventory in the ordinary course of business, and transactions which are specifically exempted from the requirement of a GT consent or consultation right pursuant to Section 4.1(c), (e) or (j) hereof),
(ii) sale of 15% or more of the outstanding shares of any class of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of any class of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a
Schedule 13G with respect thereto and is not and does not become obligated to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal. The Company will (i) notify GT as promptly as practicable if it receives any proposal, written inquiry or written request in connection with an Acquisition Proposal or potential Acquisition Proposal, (ii) as promptly as practicable notify GT of the terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal, and (iii) keep GT apprised of any discussion or negotiation with respect to any Acquisition Proposal. In addition, subject to the other provisions of this Section 4.2(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person (other than GT); provided, however, that nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

               (b) Notwithstanding anything to the contrary contained in Section 4.2(a) or elsewhere in this Agreement, prior to the Effective Time, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 4.2(c), furnish non-public information, and afford access to the properties, books or records of the Company to any person after such person has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal with respect to the Company or any of its subsidiaries (which has not been withdrawn) which the Board of Directors of the Company in its good faith judgment determines, after reasonable inquiry and consultation with an independent investment banking firm of national reputation, including, without limitation, Piper Jaffray, (i) would be reasonably likely to result in a transaction more favorable than the Merger to the shareholders of the Company (which judgment must be reasonable) and (ii) that the person making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal or that the financing necessary to consummate such Acquisition Proposal, to the extent required, is then committed or is capable of being obtained by such person (a "Superior Proposal"). In addition, notwithstanding the provisions of Section 4.2(a) above or any other provision of this Agreement, in connection with a submitted, written bona fide Acquisition Proposal or potential Acquisition Proposal (in each case, with respect to the Company or any of its subsidiaries), the Company may refer any third party to this Section 4.2 or make a copy of this
Section 4.2 available to such third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 4.2(b)) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company' shareholders, if the Board determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendations set forth in Section 5.1, and, to the extent it does so, the Company may refrain from soliciting proxies to secure the affirmative vote of its shareholders as contemplated by Section 5.2; provided, however, that the Company shall (i) provide GT at least 48 hours prior notice of any meeting of the Company's Board of Directors at which such Board of Directors is reasonably expected to consider a Superior Proposal, and (ii) not recommend to its shareholders a Superior Proposal for a period of not less than the greater of two full business days and 48 hours after GT's receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Section 7.1, nothing contained in this Section 4.2(b) shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made) or to provide the shareholders of the Company with material information relating to such meeting.

               (c) Notwithstanding anything to the contrary herein, the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the confidentiality agreement heretofore entered into by the Company and GT, dated February 6, 1996, and the letter from GT to Gilman G. Louie and Stephen M. Race, dated August 25, 1997 (collectively, the "Confidentiality Letter"); and (y) such non-public information has been previously delivered or made available to GT.

               SECTION 4.3. Conduct of Business by GT Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, GT covenants and agrees that, except as set forth in Section 4.3 of the GT Disclosure Schedule or unless the Company shall otherwise agree in writing, GT shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by GT or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

               (a) amend or otherwise change GT's Certificate of Incorporation or By- Laws;

               (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in any such case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement, or issue shares of GT Common Stock unless such issuance, taken together with any sale of GT Common Stock subject to a Voting Agreement, would not result in less than 50% of the outstanding GT Common Stock being subject to the voting obligations contemplated by the Voting Agreements;

               (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; or

               (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of GT contained in this Agreement untrue or incorrect or prevent GT from performing or cause GT not to perform its covenants hereunder.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


               SECTION 5.1. Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, GT will prepare, with cooperation of the Company, and file with the SEC, the Proxy Statement and GT will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Company and GT will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and GT will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and GT will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or GT, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and GT, such amendment or supplement. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the Boards of Directors of the Company and GT in favor of the approval and adoption of this Agreement and the approval of the Merger, subject to Section 4.2(b) and the last sentence of Section 5.2 and
Section 5.3.

               SECTION 5.2. Company Shareholders' Meeting. The Company shall call and give notice of the Company Shareholders' Meeting as promptly as practicable after the combined proxy and Registration Statement contemplated by
Section 5.1 is declared effective by the SEC, but in no event later than 10 days after the date of such effectiveness, for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable good faith best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith, after consultation with and based upon the advice of outside legal counsel, as contemplated by Section 4.2 hereof, the Company shall solicit from its



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

shareholders proxies in favor of approval of the Merger and approval and adoption of this Agreement, and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

               SECTION 5.3. GT Shareholders' Meeting. GT shall call the GT Share holders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and GT shall use its reasonable best efforts to hold the GT Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required by the applicable fiduciary duties of the directors of GT, as determined by such directors in good faith, after consultation with and based upon the advice of outside legal counsel, GT shall solicit from its shareholders proxies in favor of approval of the Merger and the issuance of GT Common Stock and GT Preferred Stock pursuant thereto, and approval and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of shareholders to obtain such approval.

               SECTION 5.4. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and GT shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and GT each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either GT or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality Letter.

               SECTION 5.5. Consents; Approvals. The Company and GT shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and GT shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies), required under the terms of any agreement or by law in connection with the authorization, execution and delivery of this Agreement by the Company and GT and the consummation by them of the transactions contemplated hereby. The Company and GT shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

               SECTION 5.6. Agreements with Respect to Affiliates. (a) The Company shall deliver to GT, as promptly as practicable following the date hereof, a letter (the "Affiliate Letter") identifying all persons who are, at the time of the Company Shareholders' Meeting, anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules") . The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to GT, as promptly as practicable following the date hereof, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in the form attached hereto as Exhibit C.

               (b) GT shall deliver to the Company, as promptly as practicable following the date hereof, a letter (the "GT Affiliate Letter") identifying all persons who are anticipated to be, at the time of the GT Shareholders' Meeting, "affiliates" of GT for purposes of the Pooling Rules. GT shall use its best efforts to cause each person who is identified as an "affiliate" in the GT Affiliate Letter to deliver to the Company, as promptly as practicable following the date hereof, a written agreement (a "GT Affiliate Agreement") in connection with restrictions on affiliates under pooling of interests accounting treatment, in the form attached hereto as Exhibit D.

               (c) The Company and GT shall use all commercially reasonable efforts to cause the Voting Agreements to be amended as soon as practicable after the date hereof to provide that, in the case of GT Common Stock, the signatory will not transfer, sell, exchange, pledge or otherwise dispose of or encumber such shares unless (i) the transferee assumes the obligation to vote in favor of the Merger or (ii) such transfer, when taken together with all other transfers of GT Common Stock subject to a Voting Agreement and issuances of GT Common Stock by GT, would not result in less than 50% of the outstanding GT Common Stock being subject to the voting obligations contemplated by the Voting Agreements, and, in the case of Company Common Stock, that the signatory will not transfer, sell, exchange, pledge or otherwise dispose of or encumber any such shares of Company Common Stock.

               SECTION 5.7. Indemnification and Insurance. (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

               (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

               (c) GT and the Surviving Corporation shall honor and fulfill to the fullest extent permitted by applicable law the indemnification obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time which were provided to GT prior to the date hereof.

               (d) For a period of six years after the Effective Time, GT shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to GT) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall GT or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, GT or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

               (e) From and after the Effective Time, GT shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section.

               (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the

Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and GT and shall be enforceable by the Indemnified Parties.

               SECTION 5.8. Notification of Certain Matters. The Company shall give prompt notice to GT, and GT shall give prompt notice to the Company, after obtaining knowledge of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, GT or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

               SECTION 5.9. Further Action/Tax Treatment; Tax Returns. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by GT or the Company to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of GT or the Company. Each of GT, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after con summation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code.

               In the event of the issuance of final or temporary Treasury regulations relating to the continuity of shareholder interest (proposed regulations on the topic were issued in the Federal Register on December 23, 1996 (Reg-252231-96); these regulations would, among other things, add a new section 1.368-1(e) to existing regulations), the parties agree to use their reasonable best efforts to take advantage of, and comply with, any provisions therein (such as an election and/or reporting requirements) to the extent necessary to cause such regulations to apply to the Merger.

               The Company will be responsible for the preparation and filing of all Tax Returns for the Company and its subsidiaries which are due (taking into account proper extensions) on or before the Effective Time. With respect to any material Tax Returns of Company or its subsidiaries that are due after the date of this Agreement that Company is responsible for preparing under this section, the Company shall provide GT with a reasonable opportunity to review and comment on such Tax Returns prior to their filing. The Company and GT agree to consult and attempt to resolve in good faith any issues arising as a result of

GT's review of such Tax Returns. In the event that the Company and GT cannot resolve such issues, they shall mutually select an independent accounting firm to resolve such dispute. The Company shall not amend any material Tax Returns without the consent of GT (which consent shall not be unreasonably withheld).

               SECTION 5.10. Public Announcements. GT and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of Nasdaq, if it has used all reasonable efforts to consult with the other party.

               SECTION 5.11. Listing of GT Shares. GT shall use its best efforts to cause the shares of GT Common Stock to be issued in the Merger to be listed, upon official notice of issuance, on Nasdaq prior to the Effective Time.

               SECTION 5.12. Conveyance Taxes. GT and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

               SECTION 5.13. Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Coopers & Lybrand LLP to deliver to GT, and GT shall use its best efforts to cause Arthur Andersen LLP to deliver to the Company, a letter covering such matters as are requested by GT or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

               SECTION 5.14. Pooling Accounting Treatment. GT and the Company each agrees not to take any action, and will not permit any of their respective subsidiaries to take any action, that would reasonably be expected to adversely affect the ability of GT to account for the business combination to be effected by the Merger as a pooling of interests. GT and the Company each agrees to take such action as may be reasonably required to negate the impact of any past actions by GT, the Company or their respective affiliates which would reasonably be expected to adversely impact the ability of GT to treat the Merger as a pooling of interests provided, that in no event shall GT or the Company be required by this Section 5.14 to take any action which would necessitate material expenditure by, or cause a material detriment to, such party. The taking by GT or the Company of any action prohibited by the first sentence of this Section 5.14, or the failure of GT or the Company to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of
Section 7.1(j).

               SECTION 5.15. Rights Agreement. Prior to the Effective Time, the Company shall take all necessary action to (i) render rights (the "Company Rights") issued pursuant to the Rights Agreement by and between the Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent (the "Company Rights Agreement"), inapplicable to the Merger, and (ii) ensure that (x) neither GT nor any of its Affiliates (as defined in the Company Rights Agreement) is an Acquiring Person (as defined in the Company Rights Agreement) solely by reason of the approval, execution or delivery of this Agreement or the announcement or consummation of the Merger, (y) no Distribution Date, Section 13 Event, Triggering Event or Shares Acquisition Date (each as defined in the Company Rights Agreement) shall occur solely by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger, and (z) the right to buy Company Common Stock pursuant to Section 11(a)(ii) of the Company Rights Agreement shall not arise solely by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

               SECTION 5.16. Election to GT Board. Effective as of the Effective Time, GT shall increase the size of its Board of Directors by two directors and shall cause Gilman G. Louie and a director mutually acceptable to GT and the Company to be appointed to fill the vacancies created by such increase for an initial term consisting of the remainder of the full term of the class of directors in which each new directorship was created.

               SECTION 5.17. Stock Option Repurchase Rights. At the Effective Time, any rights of the Company to repurchase shares of Company Common Stock issued pursuant to the exercise of Stock Options granted under the Company Stock Option Plans shall be assigned to GT and shall thereafter be exercisable by GT on the terms and conditions specified in the instruments evidencing such rights.

               SECTION 5.18. Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, GT and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. GT and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.


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

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

               SECTION 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

               (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company, and this Agreement, the Merger and the issuance of GT Common Stock and GT Preferred Stock in connection therewith, shall have been approved by the requisite vote of the shareholders of GT;

               (c) Listing. The shares of GT Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

               (d) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (e) Governmental Actions. There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, GT from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by GT or any of its subsidiaries of all or a material portion of the business or assets of GT or any of its subsidiaries, or (iii) compelling or seeking to compel GT or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of GT or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

               (f) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;


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

               (g) Tax Opinions. The Company shall have received a written opinion of its counsel, Wilson Sonsini Goodrich & Rosati, P.C., and GT shall have received a written opinion of its counsel, Kramer, Levin, Naftalis & Frankel, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either the Company or GT does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party set forth in this Section 6.1(g) renders such opinion to such party. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions.

               SECTION 6.2. Additional Conditions to Obligations of GT and Merger Sub. The obligations of GT and Merger Sub to effect the Merger are also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause
        (iii)) (it being understood that, for the purposes of determining whether such representations and warranties made as of a particular date have been true and correct, any inaccuracies therein that have been cured shall be disregarded), or (iii) in such cases, other than the representations and warranties in Sections 2.3, 2.4 and 2.26 hereof, where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and GT and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company;

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and GT and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby or necessary to provide for the continuation in full force and effect of any and all of the Company's material rights, contracts, instruments and agreements shall have been obtained and made by the Company, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or GT;


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

               (d) Opinion of Accountants. GT shall have received from Coopers & Lybrand LLP, independent auditors for the Company, a copy of a letter addressed to the Company dated the Closing Date, in substance reasonably satisfactory to GT (and which may contain customary qualifications and assumptions), to the effect that Coopers & Lybrand LLP concurs with the Company management's conclusion that no conditions exist related to the Company that would preclude GT from accounting for the Merger as a pooling of interests; and GT shall have received from Arthur Andersen LLP, the independent auditors for GT, a letter dated the Closing Date, in substance reasonably satisfactory to GT (which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Coopers & Lybrand LLP) to the effect that Arthur Andersen LLP concurs with GT management's conclusion that, as of that date, no conditions exist that would preclude GT from accounting for the Merger as a pooling of interests; and

               (e) Affiliate Agreements. GT shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

               SECTION 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of GT and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)) (it being understood that, for the purposes of determining whether such representations and warranties made as of a particular date have been true and correct, any inaccuracies therein that have been cured shall be disregarded); or (iii) in such cases, other than the representations and warranties contained in Sections 3.3 and 3.4 hereof, where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Operating Officer of GT;

               (b) Agreements and Covenants. GT and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Operating Officer of GT;


               (c) Opinion of Accountants. The Company shall have received from Coopers & Lybrand LLP, independent auditors for the Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Coopers & Lybrand LLP concurs with the Company management's conclusion that no conditions exist related to the Company that would preclude GT from accounting for the Merger as a pooling of interests; and the Company shall have received from Arthur Andersen LLP, the independent auditors for GT, a copy of a letter addressed to GT dated the Closing Date, in substance reasonably satisfactory to the Company (and which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Coopers & Lybrand LLP), to the effect that Arthur Andersen LLP concurs with GT management's conclusion that as of that date, no conditions exist that would preclude GT from accounting for the Merger as a pooling of interests;

               (d) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by GT or Merger Sub for the authorization, execution and delivery of this Agreement, the consummation by them of the transactions contemplated hereby or necessary to provide for the continuation in full force and effect of any and all of GT's material rights, contracts, instruments and agreements shall have been obtained and made by GT or Merger Sub, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or GT; and

               (e) Affiliate Agreements. The Company shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of GT, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.


                                   ARTICLE VII

                                   TERMINATION


               SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or GT:

               (a) by mutual written consent duly authorized by the Boards of Directors of GT and the Company; or

               (b) by either GT or the Company if the Merger shall not have been consummated by March 31, 1998 (the "Final Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date); or

               (c) by either GT or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

               (d) by GT if the requisite vote of the shareholders of the Company shall not have been obtained by March 31, 1998, or if the shareholders of the Company shall not have approved the Merger and this Agreement at the Company Shareholders' Meeting or at any adjournment or postponement thereof; or

               (e) by either GT or the Company, if the requisite vote of the shareholders of GT shall not have been obtained by March 31, 1998, or if the shareholders of GT shall not have approved the Merger, this Agreement and the issuance of GT Common Stock and GT Preferred Stock in connection therewith, at the GT Shareholders' Meeting or at any adjournment or postponement thereof; or

               (f) by GT, if (i) the Board of Directors of the Company shall withdraw, modify or change its unanimous approval or recommendation of this Agreement or the Merger in a manner adverse to GT or Merger Sub, or the Company shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of the approval of the Merger and this Agreement; (ii) the Board of Directors of the Company shall not have called and given notice of the Company Shareholders' Meeting by the later of (a) November 15, 1997 and (b) 10 days after the Registration Statement has been declared effective by the SEC; (iii) the Board of Directors of the Company shall have recommended to the shareholders of the Company a Superior Proposal, or the Company shall have executed a letter of intent or similar document with respect to a Superior Proposal; (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by GT or an affiliate of GT) and the Company shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of the Company recommends rejection of such tender or exchange offer; (v) an Acquisition Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to the Company or any of its subsidiaries is publicly announced and, upon GT's request, the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such request; or
        (vi) the Board of Directors of the Company shall have resolved to take any action described in clauses (i) and (iii) of this Section 7.1(f); or

               (g) by the Company, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to GT or Merger Sub or shall have resolved to do so, in each case in compliance with the provisions of Section 4.2, and (ii) the Company shall have paid the Fee and Expenses (as each such term is defined in Section 7.3) pursuant to Section 7.3(b)(iv); or


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
               (h) by GT, if any representation or warranty of the Company set forth in this Agreement shall be untrue when made, such that the condition set forth in Section 6.2(a) would not be satisfied (a "Company Terminating Misrepresentation"), or by the Company, if any representation or warranty of GT or Merger Sub set forth in this Agreement shall be untrue when made such that the condition set forth in
        Section 6.3(a) would not be satisfied (a "GT Terminating Misrepresentation," and together with a Company Terminating Misrepresentation, a "Terminating Misrepresentation"); provided, that, if such Terminating Misrepresentation is curable prior to March 31, 1998 by the Company or GT, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or GT, as the case may be, continues to exercise such reasonable best efforts, neither GT nor the Company, respectively, may terminate this Agreement under this Section 7.1(h); or

               (i) by GT, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied (a "Company Terminating Change"), or by the Company, if any representation or warranty of GT shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied (a "GT Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined) by the party seeking termination; provided that if any such Terminating Change is curable prior to March 31, 1998 by the Company or GT, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or GT, as the case may be, continues to exercise such reasonable best efforts, neither GT nor the Company, respectively, may terminate this Agreement under this Section 7.1(i); or

               (j) by GT or the Company, upon a breach of any covenant or agreement on the part of the Company or GT, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.2(b) or 6.3(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, that, if such Terminating Breach is curable prior to March 31, 1998 by the Company or GT, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or GT, as the case may be, continues to exercise such reasonable best efforts, neither GT nor the Company, respectively, may terminate this Agreement under this Section 7.1(j).

               (k) by GT or the Company, if the Average Stock Price (as defined below) is less than $8.225 (as adjusted for stock splits, recapitalizations, stock dividends and the like). For purposes of this
        Agreement:

                      "Average Stock Price" means the average of the Daily Per Share Prices (as defined below) for the thirty (30) consecutive trading days ending on the third trading day prior to the Company Shareholders' Meeting; and



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

                      "Daily Per Share Price" for any trading day means the per share closing sale price of GT Common Stock, as quoted on Nasdaq and reported in the Wall Street Journal, for that day.

               (l) by GT, if Section 2115 of the CCL applies to the Company and one or more of the shareholders of the Company who own in the aggregate at least five percent (5%) of the outstanding Company Common Stock as of the date of this Agreement exercise or perfect their dissenters' rights.

               SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) as set forth in this Section 7.2, Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for willful or material breach of this Agreement.

               SECTION 7.3 Fees and Expenses. (a) Except as set forth in this
Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that GT and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

               (b) The Company shall pay GT a fee of $8,000,000 (the "Fee"), plus GT's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including but not limited to, fees and expenses of counsel, accountants and financial advisors) ("Expenses"), but in no event shall such Expenses exceed $1,500,000, if any of the following events occurs; provided that no Fee or Expenses shall be payable pursuant to this Section 7.3(b) if this Agreement has been previously terminated and such previous termination did not entitle GT to receive a Fee pursuant to this
Section 7.3(b):

                      (i) the termination of this Agreement by the Company
               pursuant to 7.1(b), if prior to the Final Date (x) the necessary HSR approvals shall have been obtained and (y) a third party shall have proposed, or it shall have been publicly disclosed that a third party intends to propose, an Acquisition Proposal with respect to the Company or any of its subsidiaries and within 12 months following such Final Date, the Company shall enter into an agreement with a third party with respect to a Company Acquisition (as defined below); or

                      (ii) the termination of this Agreement by GT pursuant to
               Section 7.1(d) as a result (x) of the failure to obtain the requisite vote of the shareholders of the Company by the Final Date if the Company is in breach of any of its obligations under
               Section 5.2 or (y) if there shall have occurred an Acquisition Proposal with respect to the Company or any of its subsidiaries which shall have been publicly disclosed and not withdrawn, the failure of the shareholders of the Company to approve the Merger and this Agreement at the Company Shareholders' Meeting; or

                      (iii) the termination of this Agreement by GT pursuant to
               Section 7.1(f); or

                      (iv) the termination of this Agreement by the Company
               pursuant to Section 7.1(g).

               For purposes of this Section 7.3(b), the term "Company Acquisition" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation or business combination involving the Company pursuant to which the shareholders of the Company (excluding shareholders participating or involved in any such transactions or series of related transactions or any affiliates of such shareholders) immediately preceding such transaction or series of related transactions hold less than 70% of the equity interests in the surviving or resulting entity of such transaction or transactions; (ii) a sale by the Company or any of its subsidiaries of assets (excluding assets sold in the ordinary course of business) having a fair market value in excess of 30% of the fair market value of all the assets of the Company and its subsidiaries immediately prior to such sale; (iii) a sale and issuance by the Company of shares of capital stock of the Company which would, upon issuance, represent 30% or more of the outstanding capital stock of the Company, other than in an underwritten public offering or underwritten private placement; or (iv) the acquisition by any person or group (including by way of a tender offer or an exchange offer) of beneficial ownership or a right to acquire beneficial ownership of 30% of more of the then outstanding shares of capital stock of the Company.

               (c) The Fees and Expenses payable pursuant to Section 7.3(b)(i) shall be paid within one business day following consummation of a Company Acquisition. The Fees and Expenses payable pursuant to any other subsection of
Section 7.3(b) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.3(b)(ii), (iii) and (iv); provided, that notwithstanding the foregoing, the Fees and Expenses payable pursuant to Section 7.3(b)(iv) shall be paid prior to or simultaneously with the termination of this Agreement as provided in Section 7.1(g); provided, further, that in no event shall the Company be required to pay such Fees and Expenses to GT, if, immediately prior to the termination of this Agreement, GT was in material breach of its obligations under this Agreement. The payment of such Fees and Expenses (or Expenses under Section 7.3(d)) shall not be in lieu of damages incurred in the event of a breach of this Agreement.

               (d) Upon termination of this Agreement pursuant to Section 7.1(j) by the Company or GT ("Terminating Party"), then within one business day after a demand for payment by the Terminating Party, GT or the Company, as the case may be, shall pay the Expenses of the Terminating Party (not to exceed $1,500,000).


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

                                  ARTICLE VIII

                               GENERAL PROVISIONS

               SECTION 8.1. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc. (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Section 7.3 shall survive termination indefinitely and nothing herein shall relieve any party from liability for willful or material breach of this Agreement. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

               (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or GT Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the GT Disclosure Schedule shall not be deemed an admission that such matter is material.

               SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

               (a)    If to GT or Merger Sub:

                      GT Interactive Software Corp.
                      16 East 40th Street
                      New York, NY  10016
                      Telecopier No.:  (212) 679-3064
                      Telephone No.:  (212) 726-6508
                      Attention:  President


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

               With a copy to:

                      Kramer, Levin, Naftalis & Frankel
                      919 Third Avenue
                      New York, NY  10022
                      Telecopier No.: (212) 715-8000
                      Telephone No.: (212) 715-9100
                      Attention:  David P. Levin, Esq.
                                  Monica C. Lord, Esq.

               (b) If to the Company:

                      MicroProse, Inc.
                      2490 Mariner Square Loop
                      Alameda, CA  94501
                      Telecopier No.:  (510) 522-9305
                      Telephone No.:  (510) 814-6408
                      Attention:  Chief Executive Officer

               With a copy to:

                      Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                      Palo Alto, CA  94304
                      Telecopier No.:   (650) 493-6811
                      Telephone No.:  (650) 493-9300
                      Attention: Larry Sonsini, Esq.
                                 David C. Drummond, Esq.

               SECTION 8.3. Certain Definitions. For purposes of this Agreement, the term:

               (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

               (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (ii) which are beneficially



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

        owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

               (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

               (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

               (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, GT or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, GT or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

               SECTION 8.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

               SECTION 8.5. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

               SECTION 8.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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

               SECTION 8.7. Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

               (b) The Company and GT agree that the Fee provided in Section 7.3(b) is fair and reasonable in the circumstances, considering not only the Merger Consideration but also the outstanding funded indebtedness (including capital leases) of the Company and its subsidiaries. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

               SECTION 8.8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

               SECTION 8.9. Assignment; Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned with the consent of the Company, which consent shall not be unreasonably withheld, to any direct, wholly-owned subsidiary of GT, provided that no such assignment shall relieve the assigning party of its obligations hereunder. GT guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

               SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

               SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and



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

remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

               SECTION 8.12. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York. Each of the parties hereto submits to the non-exclusive jurisdiction of the Federal courts of the United States and the courts of the State of New York located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

               SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF GT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.


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




               IN WITNESS WHEREOF, GT, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    GT INTERACTIVE SOFTWARE CORP.


                                    By /s/ RONALD CHAIMOWITZ
                                           ---------------------------------
                                       Name:   Ronald Chaimowitz
                                       Title:  President and Chief Executive
                                                   Officer

                                    SWAN ACQUISITION CORP.


                                    By  /s/ RONALD CHAIMOWITZ
                                            -------------------------------
                                        Name:   Ronald Chaimowitz
                                        Title:  President


                                    MICROPROSE, INC.


                                    By /s/ STEPHEN M. RACE
                                           -------------------------------
                                    Name:  Stephen M. Race
                                    Title: Chief Executive Officer



                                      -66-